Exhibit 99.1

Thomas & Betts to Acquire PMA AG

Leading Supplier of Technologically Advanced Cable Protection Systems for Specialized Industrial Applications

MEMPHIS, Tenn.--(BUSINESS WIRE)--February 23, 2010--Thomas & Betts Corporation (NYSE:TNB) announced today that it has agreed to acquire PMA AG, a privately held, leading European manufacturer of technologically advanced cable protection systems, for €85 million (approximately $120 million). The acquisition is expected to close within 60 days. PMA reported sales of approximately €33 million (approximately $45 million) in 2009. The acquisition is expected to be accretive to 2010 electrical segment margins and earnings per diluted share.

“PMA has a reputation for high-quality, innovative products and is an excellent fit with our existing portfolio of leading industrial products,” said Dominic J. Pileggi, chairman and chief executive officer of Thomas & Betts. “PMA’s strong relationships with leading global industrial original equipment manufacturers and industrial distributors throughout Europe, the Middle East and Asia will extend our access to several key -- and growing -- industrial markets. Likewise, T&B’s leadership position in North America offers an opportunity to grow PMA’s presence in these markets.”

PMA manufactures high-quality polyamide resin-based flexible conduit and fittings used in a broad variety of industrial applications to protect energy and data cables from external forces such as vibration, heat, fire, cold and tensile stress. PMA is a leader in providing cable protection systems for the rail car manufacturing and machine building industries and has a growing presence in mining and infrastructure projects. Based in Zurich, Switzerland, PMA products conform to worldwide standards and regulations and are sold in more than 45 countries in Europe, Asia, the Middle East and North America.

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

This press release includes forward-looking statements which make assumptions regarding the company’s operations, business, economic and political environment. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com